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              BECTON DICKINSON AND COMPANY SAYS FULL YEAR RESULTS
                   LIKELY TO BE BELOW EXPECTATIONS; ALSO SAYS
                 VOLUNTARY RETIREMENT PROGRAM AND OTHER CHARGES
               FOR JUNE QUARTER EXPECTED TO BE  $75-$100 MILLION

     Franklin Lakes, NJ (June 14, 1999) - Becton Dickinson and Company (NYSE:
BDX) said today that its results for the third fiscal quarter ending June 30, and for the full year, will fall short of expectations. The company advised investors that earnings per share for the year would more likely be at the upper end of a range of $1.45-$1.50, rather than the earlier guidance of $1.55-$1.60 before charges associated with its previously announced voluntary retirement program and other charges.

     The company said that revenues for the quarter would likely show growth of four to five percent over last year's $834 million, rather than the previously expected seven to nine percent growth.

     "For each of the third and fourth quarters, earnings per share may fall about four cents short of consensus earnings expectations of $.42 and $.46, respectively. It is now clear that after the first two months of this quarter, negative foreign currency translation, weaker than expected sales in Western Europe and in certain emerging markets, and underperformance in our home health care business have made it unlikely that we will meet those expectations, even though June results are expected to be stronger," said Clateo Castellini, Chairman and Chief Executive Officer and Edward J. Ludwig, President.
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     They also noted that "our investors know we have been initiating many actions and investments to accelerate our underlying revenue growth to ten percent over the next few years. We continue to support the investments associated with these growth initiatives, and this is appropriate despite short-term market phenomena. The fundamentals of our primary businesses and our longer-term outlook remain strong, notwithstanding the challenges we are responding to. We are pursuing aggressive measures that will reduce infrastructure and administrative overhead to improve our short- and long-term outlook."

     The company also said that one-time costs associated with its voluntary retirement program and other charges, primarily related to the company's non-core businesses, principally in the home health care area, are expected to be in the $75-$100 million range for the quarter.

     This press release may contain certain forward-looking statements (as defined under Federal securities laws) regarding the company's performance, including future revenues, products and income, or events or developments that the company expects to occur or anticipates occurring in the future. All such statements are based upon current expectations of the company and involve a number of business risks and uncertainties. Actual results could vary materially from anticipated results described in any forward-looking statement. Factors that could cause actual results to vary materially from any forward-looking statement include, but are not limited to, competitive factors, changes in regional, national or foreign economic conditions, changes in interest or foreign currency exchange rates, delays in product introductions, Year 2000 issues, and changes in health care or other governmental regulation, as well as other factors discussed herein and in the company's filings with the Securities and Exchange Commission.

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